SECURED CONVERTIBLE PROMISSORY NOTE

$1,000,000 PLUS INTEREST DUE & PAYABLE

DOCUMENT A-08102012

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

Issue Date: August 10, 2012

FOR VALUE RECEIVED, T3 Motion, Inc. as Obligor ("Borrower,” or “Obligor”), hereby promises to pay to the Lender (“Lender” or “Holder”), as defined below on the signature page, the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein.

The "Lender" shall be:	JMJ Financial / Its Principal, or Its Assignees
The "Principal Sum" shall be:	The Consideration subject to the following adjustments: accrued, unpaid interest and any applicable damages or penalties shall be added to the Principal Sum.
The “Consideration” shall be:	Up to $1,000,000 (one million US dollars) in the form and in such amounts as set forth in the attached funding schedule.
The “Origination Fee” means:	The amount payable by the Borrower to the Lender pursuant to Section 2.2 of document SPA-08102012.
The "Maturity Date" is the date upon which the Principal Sum of this Note shall be due and payable, and that date shall be:	December 31, 2012.
The "Interest Rate" shall be:	10% (ten percent) annual interest charge on the Principal Sum, but not less than 3% (three percent) interest.
The "Conversion Price" shall be the following price:

As applied to the Conversion Formula set forth in 2.2, (i) the Conversion Price shall be $1.31 for conversions of the Principal Sum attributable to the $525,000 of Consideration paid to Borrower as the Purchase Price at closing under document SPA-08102012, and (ii) with respect to conversions of the Principal Sum attributable to any other payment of Consideration under this Note as set forth in the attached funding schedule, the Conversion Price shall be the lowest price, at the time of payment of the Consideration, permitted by terms of the Series I Warrants without requiring an adjustment to the Series I Warrants exercise price, all of which Conversion Prices are subject to adjustment as provided for herein.

DOCUMENT A-08102012

ARTICLE 1 PAYMENT-RELATED PROVISIONS

1.1 Interest Rate. The aggregate Interest on each payment of Consideration shall be a minimum of 3%, with the 3% interest payable upon repayment of the Principal. For example, if a payment of Consideration equals $100,000, but at the time of repayment of Principal only $2,500 of Interest has accrued on such Consideration payment, the Company will be obligated to pay $3,000 in Interest on such Consideration payment.

1.2 Default. In the event of any default, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Commencing five (5) days after the occurrence of any event of default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the note until such time, if any, as the Holder receives full payment pursuant to this Section 1.2. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. The Mandatory Default Amount means the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP, or (ii) 130% of the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon.

1.3 Payment. Holder may elect to reject any cash payment from Borrower in its discretion, including any payment pursuant to Section 2.1.4 of document SPA-08102012. Holder’s election to reject payment on the Maturity Date will not cause Borrower to be in default under this Note and will extend the Maturity Date for one year to December 31, 2013.

ARTICLE 2 CONVERSION RIGHTS

The Holder will have the right to convert the Principal Sum under this Note into Shares of the Borrower's Common Stock as set forth below.

2.1 Conversion Rights and Cashless Exercise. The Holder will have the right at its election at any time to convert all or part of the outstanding and unpaid Principal Sum into shares of fully paid and nonassessable shares of common stock of T3 Motion, Inc. (as such stock exists on the date of issuance of this Note, or any shares of capital stock of T3 Motion, Inc. into which such stock is hereafter changed or reclassified, the "Common Stock") as per the Conversion Formula set forth in Section 2.2. Any such conversion shall be cashless, and shall not require further payment from Holder. Unless otherwise agreed in writing by both the Borrower and the Holder, at no time will the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 4.99% of the common stock outstanding of T3 Motion, Inc.

DOCUMENT A-08102012

2.2. Conversion Formula. The number of shares issued through conversion is the conversion amount identified in writing by the Holder divided by the Conversion Price, as illustrated below. The Holder and the Borrower shall maintain records showing the amount(s) converted and the date of such conversion(s). If no objection is delivered from Borrower to Holder regarding any variable or calculation of the conversion notice within 24 (twenty-four) hours of delivery of the conversion notice, the Borrower shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Notice of Conversion and waive any objection thereto. The Company acknowledges and agrees that, absent a duly delivered objection notice as required above, the Holder shall materially rely on the confirmation and ratification of the conversion price and, notwithstanding subsequent information to the contrary that such computation was made in error, such deemed conversion price shall thereafter be the conversion price for purposes of such conversion.

# Shares = Conversion Amount

       Conversion Price

2.3. This section 2.3 intentionally left blank.

2.4. This section 2.4 intentionally left blank.

2.5 Reservation of Shares. As set forth in Section 3.2 of document SPA-08102012, as of the issuance date of this Note and for the remaining period during which the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing shares to execute and issue the necessary shares of Common Stock upon the conversion of this Note.

2.6. Delivery of Conversion Shares. If permitted by applicable securities laws (i.e., the shares are not restricted securities at the time of issuance), shares from any such conversion will be delivered to Holder by 2:30pm EST within 2 (two) business days of conversion notice delivery (see 4.1) by “DWAC/FAST” electronic transfer (such date, the “Share Delivery Date”). For example, if Holder delivers a conversion notice to Borrower at 5:15 pm eastern time on Monday January 1st, Borrower’s transfer agent must deliver shares to Holder’s broker via “DWAC/FAST” electronic transfer by no later than 2:30 pm eastern time on Wednesday January 3rd. If those shares are not delivered in accordance with this timeframe stated in this Section 2.6, or for any other reason at Holder’s discretion (including but not limited to a decrease in share price), Holder, at any time prior to selling those shares (in whole or in part), may rescind that particular conversion (in whole or in part) and have the conversion amount (in whole or in part) returned to the note balance with the conversion shares (in whole or in part) returned to the Borrower (under Holder and Borrower’s expectation that any returned conversion amounts will tack back to the original date of the note). The Company will use commercially reasonable efforts to deliver shares to Holder same day / next day.

DOCUMENT A-08102012

2.6.1 Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder (including election to pursue its rights under this Section 2.6 and subsections), at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

2.6.2 Conversion Delay Penalties. Holder may assess, at its election, penalties or liquidated damages (both referred to herein as “penalties”) as follows.

2.6.2.A. For each conversion, Borrower agrees to deliver share issuance instructions to its transfer agent same day or next day. In the event that the share issuance instructions are not delivered to the Borrower’s transfer agent by the next day, a penalty of $2,000 per day will be assessed for each day until share issuance instructions are delivered to the transfer agent ($2,000 per day inclusive of the day of conversion); and such penalty will be added to the principal balance of the Note (under Holder and Borrower’s expectation that any penalty amounts will tack back to the original date of the note).

2.6.2.B. For each conversion, in the event that shares are not delivered by the third business day (inclusive of the day of conversion), a penalty of $2,000 per day will be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such penalty will be added to the principal balance of the Note (under Holder and Borrower’s expectation that any penalty amounts will tack back to the original date of the note). Borrower will not be subjected to any penalties once its transfer agent processes the shares to the DWAC system.

Except as set forth in this paragraph, in the event that any Conversion Shares are restricted securities at the time of issuance, the timing obligations and subsequent penalties set forth in this Section 2.6 will not be applicable to the Company. In such a circumstance, the Company will use commercially reasonable efforts to promptly deliver the Conversion Shares that are restricted securities to the Holder within five business days (inclusive of the day of exercise), and the Company shall pay the Holder in cash a penalty of $2,000 per day for each day after the fifth business day (inclusive of the day of exercise) until share delivery is made. The Company will not be subject to any further penalties once its transfer agent represents that such Conversion Shares have been given to Federal Express, or some other nationally recognized overnight service, for next business day delivery to Holder.

2.6.3 If failure to deliver Conversion Shares occurs as follows, Holder may elect to enforce one or more of these remedies at its sole election.

2.6.3.A. In addition to any other rights available to the Holder, if the Borrower fails to cause its transfer agent to transmit to the Holder the shares on or before the Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or if the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Borrower shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions and other fees, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Borrower was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either (x) reinstate the portion of the Note and equivalent number of shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded), (y) deliver to the Holder the number of shares of Common Stock that would have been issued had the Borrower timely complied with its conversion and delivery obligations hereunder, or (z) pay in cash to the Holder the amount obtained by multiplying (1) the number of Shares that the Borrower was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed. The Holder shall provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Borrower, evidence of the amount of such loss.

 DOCUMENT A-08102012

2.6.3.B. If the Borrower fails for any reason to deliver to the Holder the Shares by DWAC/FAST electronic transfer (such as by delivering a physical stock certificate) and if the Holder incurs a Market Price Loss, then at any time subsequent to incurring the loss the Holder may provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Market Price Loss and the Borrower must make the Holder whole by either of the following options at Holder’s election:

Market Price Loss = [(High trade price on the day of conversion) x (Number of shares receivable from the conversion)] – [(Sales price realized by Holder) x (Number of shares receivable from the conversion)].

Option A – Pay Market Price Loss in Cash. The Borrower must pay the Market Price Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Borrower.

Option B – Add Market Price Loss to Principal Sum. The Borrower must pay the Market Price Loss by adding the Market Price Loss to the balance of the Principal Sum (under Holder’s and the Borrower’s expectation that any Market Price Loss amounts will tack back to the original date of issue of this Note).

2.6.3.C. If the Borrower fails for any reason to deliver to the Holder the Shares within 2 (two) business days of the Share Delivery Date and if the Holder incurs a Failure to Deliver Loss, then at any time subsequent to incurring the loss the Holder may provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Failure to Deliver Loss and the Borrower must make the Holder whole as follows:

DOCUMENT A-08102012

Failure to Deliver Loss = [(High trade price at any time on or after the day of conversion) x (Number of shares receivable from the conversion)].

The Borrower must pay the Failure to Deliver Loss by cash payment, and any such cash payment must be made by the third business day from the time of the Holder’s written notice to the Borrower.

2.7. This section 2.7 intentionally left blank.

ARTICLE 3 ADJUSTMENTS

3.1 Stock Dividends and Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of this Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 3.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

3.2 Series I Warrants. In the event that the Company completes one or more transactions that (i) do not result in an adjustment to the Conversion Price but (ii) do result in a change in the then applicable exercise price as of the date hereof for the currently outstanding Series I Warrants, then the Conversion Price will be adjusted in a proportionate amount (i.e., on a percentage basis) as the adjustment to the Series I Warrants exercise price (i.e., if the Series I Warrants exercise price is reduced by 10%, then the Conversion Price will be reduced by 10%). Adjustments under this Section 3.2 may not result in an increase to the Conversion Price over the amount as of the date hereof.

3.3 Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3.1 or 3.2 above, if at any time the Borrower grants, issues or sells any Common Stock or other security giving the holder thereof the right to acquire Common Stock or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

 DOCUMENT A-08102012

3.4 Pro Rata Distributions. If the Borrower, at any time while this Note is outstanding, shall distribute to all holders of Common Stock (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 3.3), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

3.5 Terms of Future Financings. Unless approved in advance by the Holder, so long as this Note is outstanding, upon any issuance by the Borrower or any of its subsidiaries of any Common Stock or other security giving the holder thereof the right to acquire Common Stock in connection with any transaction or series of transactions entered into by the Company with the primary goal of capital raising, and such issuances have any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Borrower shall notify the Holder of such additional or more favorable term and such term, at Holder’s option, shall become a part of this Note. In particular, without limiting the foregoing, so long as this Note is outstanding, if the Borrower issues any Note, or enters into any agreement providing rights to its security holders, that contains anti-dilution or price adjustment provisions (except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events) then such anti-dilution or price adjustment provisions, at Holder’s option, shall become a term of this Note.

3.6 Notice to Holder. Whenever the Conversion Price is adjusted pursuant to any provision of this Article 3, the Borrower shall promptly notify the Holder by written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

DOCUMENT A-08102012

ARTICLE 4 MISCELLANEOUS

4.1. Notices. Any notice required or permitted hereunder must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery. Notices to the Company shall be sent to both the chief executive officer and chief financial officer of the Company.

4.2. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note may only be amended in a writing signed by the Company and the Holder. Any provision of this Note may be waived by a party, provided that such waiver is in writing.

4.3. Assignability. The Borrower may not assign this Note. This Note will be binding upon the Borrower and its successors, and will inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder subject to the provisions of document SPA-08102012.

4.4. Governing Law. This Note will be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the conflict of laws principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

4.5. Delivery of Process by Holder To Borrower. In the event of any action or proceeding by Holder against Borrower, and only by Holder against Borrower, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Holder via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Borrower at its last known address or to its last known attorney set forth in its most recent SEC filing.

4.6. Maximum Payments. Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.7. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

 DOCUMENT A-08102012

4.8. Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

4.9. No Public Announcement. Except as required by securities law, no public announcement may be made regarding this Note, payments, or conversions without written permission by both Borrower and Holder.

4.10. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Holder has the right to have any such opinion provided by its counsel. Holder also may request any such opinion to be provided by Borrower’s counsel, with any such request not to be unreasonably denied by the Company.

4.11. Director’s Resolution. Once effective, Borrower will execute and deliver to Holder a copy of a Board of Director’s resolution resolving that this note is validly issued, paid, and effective.

4.12. Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Note and, upon any exercise hereof, will acquire the Conversion Shares issuable upon such conversion, for its own account and not with a view to or for distributing or reselling such Conversion Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

4.13. No Shorting. Holder agrees that so long as any Notes from Borrower to Holder remain outstanding, Holder will not enter into or effect any “short sales” of the common stock or hedging transaction which establishes a net short position with respect to the common stock of T3 Motion, Inc. Borrower acknowledges and agrees that upon submission of conversion notice as set forth in Section 4.1 (up to the amount of cash paid in under the Note), Holder immediately owns the common shares described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

*           *           *

BORROWER:

T3 MOTION, INC.

By: /s/ Rod Keller

Rod Keller

Chief Executive Officer

DOCUMENT A-08102012

LENDER/HOLDER:

          s/ Justin Keener

JMJ Financial / Its Principal

[Secured Convertible Promissory Note Signature Page]

DOCUMENT A-08102012

FUNDING SCHEDULE

•	$525,000 paid to Borrower as the Purchase Price at closing under document SPA-08102012 by (i) delivering $250,000 in cash (less any origination fees) and (ii) surrendering for cancellation the Secured Promissory Note Agreement dated July 10, 2012 between the Borrower and the Lender in which the Borrower promised to pay to the Lender $275,000 on or before July 31, 2012.

•	$475,000 in such amounts and dates after initial closing subject to Lender’s sole discretion after considering such factors that include, but are not limited to, Borrower’s sales and profitability, the price and trading volume of Borrower’s common stock, the Borrower’s common stock being listed on NYSE MKT, the existence of an event of default under any agreement between the Borrower and the Lender, the Borrower’s business development initiatives, any disagreements among the officers or directors of the Borrower, and whether Borrower is DTC eligible.

•	The Borrower understands and agrees that other than the payment of the Purchase Price above, any additional payments that may be made are solely at Lender’s election. Lender does not guarantee that it will make any additional payments.

•	The Principal Sum on the Note shall be increased based on any additional amounts actually funded by Lender.

DOCUMENT A-08102012